As Filed with the Securities and Exchange Commission on February 1, 1996.

                                                               File Nos. 2-79140
                                                                        811-3564


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-8A

            ADOPTION OF AND AMENDMENT TO NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it hereby adopts the notification of registration of Pioneer Three under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such adoption to such notification of registration submits the following information:


Name:          Pioneer Mid-Cap Fund
               (as successor registrant to Pioneer Three)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                60 State Street
                          Boston, Massachusetts 02109

Telephone Number (including area code):  (617) 742-7825

Name and address of agent for service of process:


               Joseph P. Barri, Esq.
               Hale and Dorr
               60 State Street
               Boston, Massachusetts 02109

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A1:

                    YES |x|                NO | |


--------

1 Registrant is filing concurrently herewith a Post-Effective Amendment adopting the Registration Statement of Pioneer Tax-Free Income Fund, Inc.

                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, as amended, the President of the Pioneer Mid-Cap Fund has caused this adoption of and amendment to the Notification of Registration of Pioneer Three to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 31st day of January, 1996.



                                        PIONEER MID-CAP FUND



                                        ------------------------------
                                        John F. Cogan, Jr.
                                        President
Attest:



-----------------------------
Joseph P. Barri
Secretary